UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 5)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	16-1736884
(State of incorporation or organization)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	Nasdaq Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Morgans Hotel Group Co. (the “Company”) hereby amends its Form 8-A dated October 10, 2007, as amended on July 30, 2008 and further amended on October 2, 2009, October 16, 2009 and April 22, 2010, relating to the Amended and Restated Stockholder Protection Rights Agreement (the “Rights Agreement”) between the Company and Computershare Shareowner Services LLC (f/k/a Mellon Investors Services LLC), as Rights Agent (“Computershare”), dated as of October 1, 2009 and as amended on October 15, 2009 and April 21, 2010. All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Rights Agreement.

On October 2, 2012, the Board of Directors of the Company resolved to amend the Rights Agreement. The Company and Computershare entered into Amendment No. 3 to the Rights Agreement, dated as of October 3, 2012 (“Amendment No. 3”), to amend the definition of “Expiration Time” to the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on October 9, 2015, unless, for purposes of this clause (iii), extended by action of the Board of Directors (in which case the applicable time shall be the time at which it has been so extended), and (iv) immediately prior to the effective time of a consolidation, merger or statutory share exchange that does not constitute a Flip-over Transaction or Event.

Amendment No. 3 is attached hereto as Exhibit 1, and is hereby incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 3.

Item 2.	Exhibits.

Exhibit No.	Description

(1)	Amendment No. 3, dated as of October 3, 2012, to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009 and as amended on October 15, 2009 and April 21, 2010, between Morgans Hotel Group Co. and Computershare Shareowner Services LLC (f/k/a Mellon Investors Services LLC), as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 3, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MORGANS HOTEL GROUP CO.

By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: Chief Financial Officer

Date: October 3, 2012

EXHIBIT INDEX

Exhibit No.	Description

(1)	Amendment No. 3, dated as of October 3, 2012, to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009 and as amended on October 15, 2009 and April 21, 2010, between Morgans Hotel Group Co. and Computershare Shareowner Services LLC (f/k/a Mellon Investors Services LLC), as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 3, 2012).